Exhibit 99.l

                      ASSOCIATES FIRST CAPITAL CORPORATION
                       CONSOLIDATED STATEMENT OF EARNINGS
                     (In Millions, Except Per Share Amounts)
                                   (Unaudited)

                                     Nine Months Ended      Three Months Ended
                                        September 30           September 30
                                     2000         1999       2000        1999
                                   ---------   ---------   ---------   ---------

REVENUE
  Finance charges                  $ 7,115.3   $ 6,787.6   $ 2,500.0   $ 2,241.6
  Servicing related income           1,441.2       892.2       502.6       386.1
  Insurance premiums                   857.1       785.5       302.5       268.7
  Investment and other
   income                              501.4       509.7       214.5       144.2
                                   ---------   ---------   ---------   ---------
                                     9,915.0     8,975.0     3,519.6     3,040.6

EXPENSES
  Interest expense                   3,061.4     2,917.8     1,052.2       992.5
  Operating expenses                 3,228.4     2,900.0     1,137.7       948.9
  Provision for losses on
   finance receivables               1,390.7     1,096.5       489.8       369.3
  Insurance benefits paid
   or provided                         435.7       330.2       166.3       111.3
                                   ---------   ---------   ---------   ---------
                                     8,116.2     7,244.5     2,846.0     2,422.0
                                   ---------   ---------   ---------   ---------

EARNINGS BEFORE PROVISION
 FOR INCOME TAXES                    1,798.8     1,730.5       673.6       618.6
PROVISION FOR INCOME TAXES             647.5       648.8       231.2       231.8
                                   ---------   ---------   ---------   ---------
NET EARNINGS                       $ 1,151.3   $ 1,081.7   $   442.4   $   386.8
                                   =========   =========   =========   =========
NET EARNINGS PER SHARE
  Basic                            $    1.58   $    1.49   $    0.61   $    0.53
                                   =========   =========   =========   =========
  Diluted                          $    1.58   $    1.48   $    0.61   $    0.53
                                   =========   =========   =========   =========

             See notes to consolidated interim financial statements.

                      ASSOCIATES FIRST CAPITAL CORPORATION
                           CONSOLIDATED BALANCE SHEET
               (Dollars In Millions, Except Per Share Information)

                                                        September 30 December 31
                                                           2000         1999
                                                         ---------    ---------
                                                        (Unaudited)
                              ASSETS

CASH AND CASH EQUIVALENTS                                $ 3,203.4    $ 1,026.3
INVESTMENTS IN DEBT AND EQUITY SECURITIES                  9,483.3      7,176.5
FINANCE RECEIVABLES, net of unearned finance
 income, allowance for losses and insurance
 policy and claims reserves                               67,554.8     65,656.8
OTHER ASSETS                                              12,776.1      9,097.2
                                                         ---------    ---------
    Total assets                                         $93,017.6    $82,956.8
                                                         =========    =========

               LIABILITIES AND STOCKHOLDERS' EQUITY

NOTES PAYABLE, unsecured short-term
  Commercial Paper                                       $32,844.2    $25,991.9
  Bank Loans                                                 460.0      1,261.5
ACCOUNTS PAYABLE AND ACCRUALS                              5,079.7      4,498.9
LONG-TERM DEBT
  Senior Notes                                            43,507.4     40,978.8
  Subordinated and Capital Notes                             425.1        425.2
                                                         ---------    ---------
                                                          43,932.5     41,404.0

MINORITY INTEREST IN EQUITY OF CONSOLIDATED
  SUBSIDIARY                                                  76.7           --

STOCKHOLDERS' EQUITY
  Series A Junior Participating Preferred
   Stock, $0.01 par value, 734,500 shares
   authorized, no shares issued or outstanding                  --           --
  Class A Common Stock, $0.01 par value,
   1,150,000,000 shares authorized, 729,191,583
   and 728,747,443 shares issued in 2000 and
   1999, respectively                                          7.3          7.3
  Class B Common Stock, $0.01 par value,
   144,118,820 shares authorized, no shares
   issued or outstanding                                        --           --
  Paid-in Capital                                          5,288.0      5,282.1
  Retained Earnings                                        5,511.0      4,501.8
  Accumulated Other Comprehensive (Loss) Income             (162.4)        44.7
  Less 638,495 and 597,785 shares of Class A
   Common Stock at cost held in treasury in 2000
   and 1999, respectively and Other                          (19.4)       (35.4)
                                                         ---------    ---------
     Total stockholders' equity                           10,624.5      9,800.5
                                                         ---------    ---------
     Total liabilities and stockholders' equity          $93,017.6    $82,956.8
                                                         =========    =========

             See notes to consolidated interim financial statements.

                      ASSOCIATES FIRST CAPITAL CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (In Millions)
                                   (Unaudited)

                                                            Nine Months Ended
                                                              September 30
                                                           2000          1999
                                                         ---------    ---------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings                                           $ 1,151.3    $ 1,081.7
  Adjustments to reconcile net earnings for
   Non-cash and other operating activities:
    Provision for losses on finance receivables            1,390.7      1,096.5
    Amortization of goodwill and other
     intangible assets                                       210.5        160.6
    Depreciation and other amortization                      339.7        210.9
    Other operating activities                              (109.0)      (374.9)
                                                         ---------    ---------
      Net cash provided from operating
       activities                                          2,983.2      2,174.8
                                                         ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Finance receivables originated                         (41,952.3)   (48,489.4)
  Finance receivables liquidated                          33,686.8     43,078.8
  Sale of finance businesses and branches                       --      1,659.4
  Acquisitions of loan portfolios and other
   finance businesses, net                                (3,984.1)    (5,112.0)
  Proceeds from securitization of finance
   receivables                                             3,694.9      2,479.4
  Other investing activities                                 576.4     (1,126.0)
                                                         ---------    ---------
      Net cash used for investing
       activities                                         (7,978.3)    (7,509.8)
                                                         ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of long-term debt                              11,514.9      9,635.8
  Retirement of long-term debt                            (9,827.6)    (7,249.6)
  Increase (decrease) in notes payable                     5,651.7       (943.6)
  Other financing activities                                (141.0)       (94.7)
                                                         ---------    ---------
      Net cash provided from financing
       activities                                          7,198.0      1,347.9
                                                         ---------    ---------
EFFECT OF FOREIGN CURRENCY TRANSLATION
 ADJUSTMENTS ON CASH                                         (25.8)        89.5
                                                         ---------    ---------
INCREASE(DECREASE) IN CASH AND CASH
 EQUIVALENTS                                               2,177.1     (3,897.6)

 CASH AND CASH EQUIVALENTS AT BEGINNING
 OF PERIOD                                                 1,026.3      4,665.6
                                                         ---------    ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD               $ 3,203.4    $   768.0
                                                         =========    =========

             See notes to consolidated interim financial statements.

                      ASSOCIATES FIRST CAPITAL CORPORATION
               NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 1 - THE COMPANY

      Associates First Capital Corporation (the "Company"), a Delaware corporation, is a leading diversified finance organization providing finance, leasing, insurance and related services to consumers and businesses in the United States and internationally.

      In September 2000, the Company and Citigroup Inc. announced they had entered into a definitive merger agreement. Pursuant to an Agreement and Plan of Merger dated as of October 6, 2000 (the "Agreement"), the Company and Citigroup Inc. have agreed to merge a wholly-owned subsidiary of Citigroup Inc. with and into the Company. Under the Agreement, holders of the Company's common stock will receive 0.7334 shares of Citigroup Inc. common stock for each share of the Company's common stock. The merger is expected to be completed prior to December 31, 2000. Upon consummation of the merger, the Company will become an indirect wholly-owned subsidiary of Citigroup Inc.

NOTE 2 - BASIS OF PRESENTATION AND CONSOLIDATION

      The consolidated interim financial statements include the accounts of the Company and its subsidiaries after elimination of all significant intercompany balances and transactions. These statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Certain prior period financial statement amounts have been reclassified to conform to the current period presentation.

      In the opinion of management, all adjustments, consisting only of normal, recurring accruals, necessary to present fairly the results of operations and financial position have been made. The financial position and results of operations as of and for any interim period are unaudited and not necessarily indicative of the results of operations for a full year. This Form 10-Q should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

      The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires the use of management estimates. These estimates are subjective in nature and involve matters of judgment. Actual results could differ from these estimates.

NOTE 3 - SIGNIFICANT TRANSACTIONS

      In January 2000, the Company entered into an agreement with KeyCorp, under which the companies jointly manage KeyCorp's credit card program. Additionally, the Company acquired KeyCorp's credit card receivables portfolio with a fair market value of $1.3 billion and intangible assets, primarily related to customer lists and operating agreements, of approximately $350 million for $1.7 billion.

      In April 2000, the Company acquired Arcadia Financial Ltd. ("Arcadia") for approximately $195 million which approximated the fair value of the intangible assets established in the acquisition. Arcadia had approximately $470 million in senior and subordinated notes at the time of the acquisition. At September 30, 2000, the Company managed approximately $3.0 billion of Arcadia's serviced assets originated and sold with servicing retained prior to the acquisition. In addition, the Company continues to securitize new originations.

      In July 2000, the Company completed the purchase of approximately $0.6 billion in credit card receivables from Zale Corporation ("Zale") and entered into an operating agreement for Zale's on-going credit card business.

      In September 2000, the Company acquired a 73% interest (22% of which was transferred to the Company from escrow on October 20, 2000) in Unimat Life Kabushiki Kaisha ("Unimat") for approximately $0.6 billion. The balance sheet reflects the minority interest in equity of consolidated subsidiary. Goodwill and other intangibles were approximately $0.3 billion. At the time of the acquisition, the fair market value of Unimat's net assets was approximately $0.4 billion. The Company expects to acquire the remaining minority interest, as set forth in the purchase agreement, in the first quarter of 2001.

      All of the transactions described above were accounted for as purchases. The results of operations are included in the consolidated results of the Company from the respective acquisition dates. The allocation of the purchase price for these transactions is based upon preliminary estimates and may be refined as additional information is available.

NOTE 4 - EARNINGS PER SHARE

      Earnings per share on a basic and diluted basis for the periods indicated is calculated as follows (in millions, except per share amounts):

                                         Nine Months Ended      Three Months Ended
                                            September 30           September 30
                                         2000         1999       2000        1999
                                       ---------   ---------   ---------   ---------
Basic net earnings per share: (1)
  Net earnings                         $ 1,151.3   $ 1,081.7   $   442.4   $   386.8
  Weighted average shares
   outstanding                             727.6       728.0       728.0       728.1
                                       $    1.58   $    1.49   $    0.61   $    0.53
                                       =========   =========   =========   =========
Diluted net earnings per share: (1)
  Net earnings                         $ 1,151.3   $ 1,081.7   $   442.4   $   386.8
  Weighted average shares
   outstanding plus assumed
   conversions                             729.1       732.2       730.0       731.6
                                       $    1.58   $    1.48   $    0.61   $    0.53
                                       =========   =========   =========   =========
Calculation of weighted average
  shares outstanding plus
  assumed conversions:
  Weighted average shares
   outstanding                             727.6       728.0       728.0       728.1
  Effect of dilutive securities              1.5         4.2         2.0         3.5
                                       ---------   ---------   ---------   ---------
                                           729.1       732.2       730.0       731.6
                                       =========   =========   =========   =========

(1) Net earnings and earnings per share for the nine months ended September 30, 2000 include a special pre-tax charge of approximately $112 million as described in Note 7. Excluding the special pre-tax charge, net earnings would have been $1,222.1 million and basic and diluted earnings per share would have been $1.68.

      During the nine months ended September 30, 2000 and 1999, the Company declared and paid cash dividends of $0.195 and $0.165 per common share, respectively.

NOTE 5 - COMPREHENSIVE INCOME

      The components of accumulated other comprehensive (loss) income, net of tax, are as follows (in millions):

                                                     September 30   December 31
                                                        2000           1999
                                                     ------------   -----------

Foreign currency translation adjustments               $ (32.8)       $ 148.8
Net unrealized loss on available-for-sale
 securities                                             (129.6)        (104.1)
                                                       -------        -------
  Accumulated other comprehensive (loss)income         $(162.4)       $  44.7
                                                       =======        =======

      Comprehensive income, net of tax, for the nine and three-month periods ended September 30, 2000 and 1999 consisted of the following components (in millions):

                                      Nine Months Ended      Three Months Ended
                                        September 30            September 30
                                      2000        1999        2000        1999
                                    --------    --------    --------    --------

Net earnings                        $1,151.3    $1,081.7    $  442.4    $  386.8
Foreign currency translation
 adjustments                          (181.6)       (0.9)      (67.1)       14.0
Net unrealized (loss) gain on
 available-for-sale securities         (25.5)      (31.5)      (19.5)        5.9
                                    --------    --------    --------    --------
  Comprehensive income              $  944.2    $1,049.3    $  355.8    $  406.7
                                    ========    ========    ========    ========

NOTE 6 - INVESTMENTS IN DEBT AND EQUITY SECURITIES

      Available-for-sale securities consist of retained securitization interests, notes and preferred stock and other equity securities primarily held by the Company's insurance subsidiaries. The estimated market value at September 30, 2000 and December 31, 1999 was $9.5 billion and $7.1 billion, respectively. The amortized cost at September 30, 2000 and December 31, 1999 was $9.7 billion and $7.3 billion, respectively. Realized gains or losses on sales are included in investment and other income. Unrealized gains or losses are included, net of tax, in other comprehensive income, a component of stockholders' equity.

NOTE 7 - FINANCE RECEIVABLES

      At September 30, 2000 and December 31, 1999, finance receivables consisted of the following (in millions):

                                                       September 30  December 31
                                                           2000         1999
                                                       ------------  -----------

Home equity                                              $27,344.0    $25,015.0
Personal lending and retail sales finance                 17,552.1     16,012.4
Truck and truck trailer                                   12,404.7     13,130.3
Equipment                                                  7,134.6      6,977.3
Credit card                                                2,149.8      2,247.1
Auto fleet leasing                                         2,196.5      2,070.1
Warehouse lending, government guaranteed
 lending and municipal finance                             2,046.3      1,515.9
Manufactured housing                                            --      1,849.0
                                                         ---------    ---------

Finance receivables, net of unearned finance
   income of approximately $5.1 billion and $4.7
   billion at September 31, 2000 and December
   31, 1999 ("net finance receivables")                   70,828.0     68,817.1
Allowance for losses on finance receivables               (2,221.2)    (2,174.4)
Insurance policy and claims reserves                      (1,052.0)      (985.9)
                                                         ---------    ---------
Finance receivables, net of unearned
   finance income, allowance for losses
   and insurance policy and claims
   reserves                                              $67,554.8    $65,656.8
                                                         =========    =========

      In January 2000, the Company announced it would discontinue originating loans for manufactured housing. As a result of this decision, the Company took a pre-tax charge against earnings of approximately $112 million. At September 30, 2000, the Company included such finance receivables and related allowance for losses of $1.6 billion and $0.2 billion, respectively, in other assets as finance receivables held for sale or securitization.

      During the nine months ended September 30, 2000, the Company securitized and sold home equity, credit card and automobile retail sales finance receivables portfolios totaling $4.4 billion and retained interests in the related securitization trusts totaling $794 million. Pre-tax gains of approximately $90 million were recorded on these transactions.

      In September 2000, the Company was notified by certain investors in its securitization transactions that such investors intended to exercise put options totaling approximately $2.0 billion during the fourth quarter of 2000.

NOTE 8 - ALLOWANCE FOR LOSSES ON FINANCE RECEIVABLES

      Changes in the allowance for losses on finance receivables during the periods indicated were as follows (in millions):

                                                Nine Months Ended    Year Ended
                                                   September 30      December 31
                                                2000        1999        1999
                                              --------    --------    --------

Balance at beginning of period                $2,174.4    $1,978.7    $1,978.7
  Provision for losses                         1,390.7     1,096.5     1,506.4
  Recoveries on receivables
   charged off                                   216.8       226.7       268.8
  Losses sustained                            (1,428.7)   (1,284.9)   (1,717.1)
  Reserves of receivables sold
   or held for securitization                   (199.7)     (178.0)     (214.0)
  Reserves of acquired
   businesses                                     99.4       298.7       316.2
  Other                                          (31.7)       33.2        35.4
                                              --------    --------    --------
Balance at end of period                      $2,221.2    $2,170.9    $2,174.4
                                              ========    ========    ========

NOTE 9 - OTHER ASSETS

     The components of other assets at September 30, 2000 and December 31, 1999 were as follows (in millions):

                                               September 30         December 31
                                                   2000                 1999
                                               ------------         -----------

Goodwill                                        $ 3,968.0            $ 3,747.8
Notes and other receivables                       2,069.9              1,877.9
Finance receivables held for
 sale or securitization, net (1)                  2,375.8                153.0
Other intangible assets, net                      2,137.8              1,579.4
Property and equipment                              764.5                662.2
Collateral held for resale                          670.9                431.7
Relocation client advances                          288.8                185.4
Other                                               500.4                459.8
                                                ---------            ---------
  Total other assets                            $12,776.1            $ 9,097.2
                                                =========            =========

(1) At September 30, 2000, finance receivables held for sale or securitization includes approximately $575 million of credit card finance receivables acquired from Zale and approximately $1.4 billion of manufactured housing net finance receivables as discussed in Note 7.

NOTE 10 - DERIVATIVE FINANCIAL INSTRUMENTS

      The Company uses derivative financial instruments to hedge specific exposures as part of its risk management program. The Company hedges its yen denominated net investment in its Japanese subsidiaries through the use of forward contracts. Other instruments currently used by the Company are currency swap, interest rate swap, interest rate option, municipal bond and treasury futures and option contracts. All of these instruments are held for purposes other than trading. The Financial Accounting Standards Board has issued new standards for accounting for derivative transactions to become effective in 2001. The Company has not completed its analysis of the impact this pronouncement will have on future operating results.

      Foreign currency forward exchange agreements have been designated for accounting purposes as hedges of certain of the Company's foreign currency denominated net investments. Under these agreements, the Company is obligated to deliver specific foreign currencies in exchange for United States dollars at varying times over the next year. The aggregate notional amount of these agreements was $5.3 billion and $2.8 billion at September 30, 2000 and December 31, 1999, respectively. The fair value of such agreements at September 30, 2000 and December 31, 1999 would have been an asset of $19.0 million and a liability of $389.0 million, respectively.

      Foreign currency swap agreements have been designated for accounting purposes as hedges of specific foreign currency exposures under certain debt obligations. Under these agreements, the Company and the agreement counterparties are obligated to exchange specific foreign currencies at varying times over the next four years. The aggregate notional amount of these agreements at September 30, 2000 and December 31, 1999 was $5.6 billion and $5.9 billion, respectively. The fair value of such agreements at September 30, 2000 and December 31, 1999 would have been a liability of $330.0 million and $307.9 million, respectively.

      Interest rate swap and interest rate option agreements are used by the Company to hedge the effect of interest rate movements on existing debt and anticipated debt and asset securitization transactions. The aggregate notional amount of interest rate swap agreements at September 30, 2000 and December 31, 1999 was $15.8 billion and $9.2 billion, respectively. The fair value of such agreements at September 30, 2000 and December 31, 1999 would have been a liability of $96.1 million and $46.7 million, respectively. The aggregate notional amount of interest rate option agreements was $1.5 billion at September 30, 2000. The fair value of such agreements at September 30, 2000 would have been a liability of $5.2 million. Interest rate swap and interest rate option agreements mature on varying dates over the next 30 years.

      Treasury futures and option contracts are used to minimize fluctuations in the value of preferred stock investments. The aggregate notional amount of futures and option contracts at September 30, 2000 and December 31, 1999 was $306.5 million and $536.2 million, respectively. The fair value of these contracts at September 30, 2000 and December 31, 1999 would have been a liability of $0.4 million and an asset of $12.4 million, respectively. Such contracts mature on varying dates through 2000.

      Municipal bond futures are used to minimize fluctuations in the value of municipal bond investments. The aggregate notional amount of municipal bond futures contracts at September 30, 2000 and December 31, 1999 was $261.6 million and $180.1 million, respectively. The fair value of these contracts at September 30, 2000 and December 31, 1999 would have been an asset of $2.7 million and $2.4 million, respectively. Such contracts mature on varying dates through 2000.

NOTE 11 - SEGMENT REPORTING

      The Company is organized into five primary business units: U.S. credit card, U.S. consumer branch, U.S. home equity, commercial and international finance. The U.S. consumer branch and U.S. home equity business units are aggregated into one reportable U.S. consumer finance segment due to their similar operating characteristics. The Company's corporate activities include, among others, managing the operations of its domestic and foreign subsidiaries, accessing the global debt, securitization and capital markets and managing the mix of businesses in its portfolio. The Company fully allocates its corporate activities to its business segments primarily based upon managed receivables.

      The Company allocates resources to and evaluates the performance of its segments primarily based on total revenue, net interest margin, segment earnings and managed finance receivables adjusted to include the impact of receivables either held for sale or sold with servicing retained ("Managed Basis"). Managed Basis revenue, earnings and receivables information for each of the Company's reportable segments is presented below (in millions):

                                        U.S.         U.S.
                                       Credit      Consumer               International
                                        Card       Finance    Commercial     Finance        Total
                                      ---------   ---------   ----------  -------------   ---------
Total revenue
 Nine months ended:
   September 30, 2000                 $ 2,752.7   $ 3,478.4   $ 2,133.9     $ 2,545.3     $10,910.3
   September 30, 1999                   2,097.9     3,249.0     2,330.9       2,065.2       9,743.0

 Three months ended:
   September 30, 2000                 $ 1,014.5   $ 1,219.6   $   749.6     $   900.5     $ 3,884.2
   September 30, 1999                     728.8     1,070.5       790.7         720.3       3,310.3

Segment earnings
 Nine months ended:
   September 30, 2000 (2)             $   434.9   $   564.5   $   106.6     $   692.8     $ 1,798.8
   September 30, 1999                     280.8       541.8       375.5         532.4       1,730.5

 Three months ended:
   September 30, 2000                 $   191.2   $   178.6   $    34.8     $   269.0     $   673.6
   September 30, 1999                     117.4       175.3       118.0         207.9         618.6

Finance receivables (1):
   September 30, 2000                 $15,848.0   $33,891.0   $22,311.5     $16,357.1     $88,407.6
   December 31, 1999                   13,234.9    30,091.1    22,397.9      13,196.0      78,919.9

(1) Commercial finance receivables exclude the manufactured housing owned finance receivables and serviced assets of $1.6 billion and $3.3 billion, respectively, at September 30,2000 and $1.8 billion and $3.6 billion at December 31, 1999, respectively. The owned receivables have been reclassified to finance receivables held for sale or securitization and are included in other assets. Additionally, U.S. Consumer Finance receivables excludes the serviced assets of Arcadia securitized prior to the acquisition of Arcadia of $3.0 billion at September 30, 2000.

(2) Excluding the pre-tax charge for Associates Housing Finance ("AHF"), commercial segment earnings and total earnings would have been $219.0 million and $1.9 billion, respectively.